CONTACT:  Ross Summers                 Mark Furman
          TravelNow.com                Keating Investor Relations
          (417) 864-3600 x1304         (973) 376-9300


            BOOKINGS AND ADVERTISING REVENUE CONTINUE TO INCREASE AS
             TRAVELNOW.COM ADDRESSES SHAREHOLDERS AT ANNUAL MEETING
             ------------------------------------------------------

SPRINGFIELD, MO., Sep. 28, 2000 -- TravelNow (NasdaqSC: TNOW), providing a world-wide database of hotel, airline, cruise, and car rental reservation information and booking capabilities, held its annual shareholders meeting on September 26, 2000. TravelNow's shareholders took the following actions at the meeting:

     1. Incumbent directors, Jeffrey A. Wasson, H. Whit Ehrler, Bill Perkin, Jerry Rutherford and Antoine Toffa were elected to serve as directors of the corporation until the 2001 Annual Meeting.

     2. Deloitte & Touche, LLP was appointed as independent auditors for the corporation.

     3.   The TravelNow.com 2000 Omnibus Stock Incentive Plan was ratified.

     4. TravelNow's proposed re-incorporation of the corporation in Delaware was approved.

     TravelNow plans to make the re-incorporation merger effective shortly. Once effective, the re-incorporation merger will not result in any change in the physical location, business or management of TravelNow. The current directors and officers will continue to serve in such capacities. Additionally, the common stock of TravelNow will continue to be listed on The Nasdaq SmallCap Market under the symbol "TNOW."

     CEO Jeff Wasson told the shareholders that he believes TravelNow.com is on target with its financial, operational and technical plans. In response to a shareholder's question regarding the Company's plan for dealing with future losses, Wasson said that the Company continues to work on narrowing its losses and increasing revenues. Wasson said he believes the Company is in a position to control its costs and expenses in the coming months.

     Total average weekly bookings of travel reservations at TravelNow's Web site through August 31, 2000, continued to increase over the comparable period a year ago. Total average weekly bookings increased 173% to over 16,000 while hotel bookings increased 140 % to more than 11,500. Car rental bookings rose over 3 times to over 3,400 and air reservations increased 83 times to approximately 1,150.

     TravelNow's web site currently receives over 1.1 million unique monthly visitors, according to recent statistics from Media Metrix (August 2000).

     TravelNow's total advertising bookings for the current fiscal year 2001 (through August 2000) grew to $430,000, which is nine times the level of advertising revenues for the entire fiscal year ended March, 31 2000. These bookings represent advertisements that will be displayed on the company's Web site during the current fiscal year.

     Included in Mr. Wasson's presentation was a technology-related update including the incorporation of XML coding to the TravelNow booking system to enable the company to take advantage of markets now considered accessible.

About TravelNow

Launched in March 1995, TravelNow was among the first real-time hotel reservation services on the Internet. Through its system of affiliates, TravelNow provides competitive rates for more than 40,000 hotels in 5,000 cities and 140 countries. The company offers discounts of up to 65% on over 700 hotels in almost every major city and up to 40% on over 7,000 hotels around the world. In addition to hotel reservations, car, air, and cruise reservations can also be arranged at www.travelnow.com.



Information in this press release contains forward-looking statements: These statements involve risks and uncertainties that could cause actual results to differ materially. There is no assurance the above-described events will be completed. There can be no assurance of the ability of the Company to achieve sales goals, obtain contracts or financing, consummate acquisitions or achieve profitability in the future. The above and additional factors are discussed in detail in the Company's filings with the SEC.







                                       2